Exhibit 99.1

Sterling Financial Corporation of Spokane, Washington, Announces Third-Quarter 2009 Results

SPOKANE, Wash.--(BUSINESS WIRE)--October 22, 2009--Sterling Financial Corporation (NASDAQ:STSA), the bank holding company of Sterling Savings Bank and Golf Savings Bank, today announced results for the quarter and the nine months ended September 30, 2009.

The net loss attributable to Sterling's common shareholders was $463.7 million, or $8.93 per common share, compared with net income in last year's third quarter of $5.0 million or $0.10 per common share.

The net loss was $459.4 million before the accrual of $4.3 million in cumulative preferred dividends associated with the U.S. Treasury's Capital Purchase Program. The loss for the quarter reflects the following:

  a non-cash charge of $227.6 million to account for the impairment of the remaining goodwill, which primarily relates to banks that Sterling acquired between 1998 and 2007;
  a provision of $195.5 million to increase the allowance for loan losses; and, a non-cash valuation allowance of $143.0 million established against its deferred tax asset.

"In the third quarter, Sterling continued to make progress on the four objectives in the recovery plan that we launched last year. Sterling is working through problem loans, maintaining liquidity, addressing capital needs and improving management oversight. In addition, Sterling and its financial advisor are exploring options for raising capital to strengthen Sterling," said William L. Eisenhart, chairman of Sterling's board of directors. "Sterling's actions reflect these important steps to put the company on the right course for the future."

"The leadership team is committed to building upon the strength of Sterling's relationship-focused franchise. Throughout this cycle, we have grown deposits, lowered funding costs, deepened customer relationships, improved product offerings and maintained good liquidity," said Greg Seibly, acting president and chief executive officer. "We recognize the challenges before us and we have developed a focused recovery plan that is aligned with the priorities established by our board of directors."

Third-Quarter 2009 Highlights

  Total deposits increased 3% from September 30, 2008 to $8.28 billion.
  Tier I leverage capital ratio was 7.0%.
  Allowance for credit losses was 3.48%, up from 2.71% at June 30, 2009.
  The pace of growth of classified and non-performing assets has slowed since June 30, 2009.
  Net interest margin was 2.98%, an improvement of 11 basis points over last quarter.

Liquidity Management

A significant component of Sterling's strategy is to maintain a strong liquidity position and grow core deposits. "We have made significant progress reaching new customers, while ramping up our level of service to existing customers. We continue to grow the number of our transaction accounts and business deposits," stated Mr. Seibly.

	Sept 30,	June 30,	Sept 30,	Annual
	2009	2009	2008	% Change
Deposits:	(Dollars in thousands)
Retail deposits	$6,224,481	$6,062,951	$6,004,432	4%
Brokered deposits	1,407,108	1,522,105	1,424,078	-1%
Public funds	645,518	718,685	644,793	0%
Total deposits	$8,277,107	$8,303,741	$8,073,303	3%

				Basis Point Change
Deposit funding costs	1.97%	2.08%	2.80%	-0.83%
Total loans to deposits	97%	102%	112%

The total value of Sterling's cash equivalents and investment-grade securities was $3.12 billion at September 30, 2009, compared with $2.84 billion at June 30, 2009, and $2.41 billion at September 30, 2008. Sterling's investment portfolio of $2.66 billion at quarter end is comprised mostly of high-quality government-backed securities and is managed to provide liquidity and capital preservation.

"Throughout this cycle, Sterling has focused on strengthening its liquidity. Cash and securities are up over $700 million from a year ago," said Mr. Seibly. As of October 16, 2009, Sterling had a total of $2.97 billion of available liquidity.

Loans and Other Assets

Sterling continued to reduce the risk profile of its balance sheet by reducing the concentration of residential and commercial construction loans within its loan portfolio. This shift is consistent with Sterling's commitment to its regulators to reduce the concentration of these types of loans.

	Sept 30,	June 30,	Sept 30,	Annual
	2009	2009	2008	% Change
	(Dollars in thousands)
Total assets	$11,873,490	$12,399,775	$12,622,909	-6%
Net loans receivable	7,968,947	8,441,402	9,074,911	-12%
Construction loans:
Residential	988,827	1,185,313	1,684,872	-41%
Percent of gross loans	12%	14%	18%
Commercial (a)	919,239	976,078	1,082,023	-15%
Percent of gross loans	11%	11%	12%
Total construction loans	$1,908,066	$2,161,391	$2,766,895	-31%
Percent of gross loans	23%	25%	30%

(a) Includes multi-family construction.

"As we work to identify and resolve our problem loans, we also are putting in place new procedures to improve our credit quality going forward," said Mr. Seibly. "We continue to reduce our exposure to construction loans, where our problem loans are most heavily concentrated. The decline in the size of our construction portfolio reflects our recognition of problem loans as well as the curtailment of lending in this sector, thereby reducing our risk for loan losses in the future."

Since the third quarter of 2008, total construction loans have declined 31%, or by $858.8 million, with a decrease in residential construction loans of 41% representing a reduction of $696.0 million.

	Sept 30,	June 30,	Sept 30,
	2009	2009	2008
Non-performing loans to loans	9.07%	8.05%	4.13%
Non-performing assets to total assets	6.98%	6.35%	3.46%

Net charge-offs to average net loans (ytd)	3.19%	1.52%	0.41%
Total credit allowance to total loans	3.48%	2.71%	1.99%

Other Balance Sheet Actions

During the quarter, Sterling recognized two non-cash items that lowered assets by $370.6 million.

As of September 30, 2009, Sterling performed an impairment analysis and determined that the remainder of its goodwill has been impaired. Accordingly, Sterling wrote off its goodwill balance of $227.6 million, reflecting reduced expectations for near-term profitability, as well as the protracted decline in Sterling’s stock price and market capitalization. Most of this goodwill was recorded as a result of acquisitions of other banks between 1998 and 2007.

Sterling also established a non-cash valuation allowance of $143.0 million against its deferred tax asset to reflect the uncertainty of Sterling’s ability to generate near-term taxable income. If Sterling does not generate taxable income, it will not be able to realize the benefits of its deferred taxes.

Capital Management

Sterling's Tier I leverage capital ratio was 7.0% at September 30, 2009. On October 15, 2009, Sterling announced that its subsidiary Sterling Savings Bank, had received an order from its regulators that requires it, among other things, to achieve and maintain a Tier I leverage capital ratio of not less than 10% by December 15, 2009.

Sterling, as previously announced, has engaged Sandler O'Neill + Partners, L.P. to evaluate options for raising additional capital. In July, Sterling filed a shelf registration statement with the Securities and Exchange Commission to provide the ability to raise up to $500 million over the next three years and, in September, it received shareholder approval to increase the number of authorized shares of Sterling common stock to facilitate the raising of capital.

Operating Results

Net Interest Income

	Three Months Ended			Nine Months Ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2009	2009	2008	2009	2008
	(Dollars in thousands)
Net interest income	$87,059	$87,619	$90,008	$263,026	$276,214
Net interest margin	2.98%	2.87%	3.04%	2.94%	3.17%

The decline in net interest income primarily reflected the effects of Sterling's higher level of non-performing assets, including non-accrual loans and other real estate owned (OREO).

During the third quarter of 2009, Sterling reversed interest income on non-performing assets of $16.6 million, representing 56 basis points, compared with $12.6 million, or 41 basis points, for the second quarter of 2009, and $8.5 million, or 29 basis points, for the third quarter of 2008. During the nine-month period ended September 30, 2009, Sterling reversed $39.1 million, or 43 basis points, of interest income on non-performing assets compared with $18.2 million, or 21 basis points, for the nine-month period ended September 30, 2008.

Sterling's net interest margin expanded between the second and third quarters, reflecting a reduction in Sterling's cost of funds and a slight improvement in interest-earning assets. This reversal of interest income on non-performing assets muted net interest margin expansion. On a quarterly year-over-year basis, the reversal of accrued interest income on non-performing assets and a shift in the mix of interest-earning assets toward investments and cash, which generally provide lower yields than other interest-earning assets, contributed to the contraction in net interest margin.

For the nine months ended September 30, 2009, Sterling's higher level of non-performing assets and a shift in its mix of interest-earning assets were the main reasons for the decrease in net interest margin.

Non-Interest Income

Non-interest income includes fees and service charges income, mortgage banking operations and other items such as bank-owned life insurance, loan servicing fees and OREO operations. In the third quarter of 2009, non-interest income was $21.0 million, compared with $13.5 million in the second quarter of 2009 and $23.0 million in the third quarter of 2008. The increase in non-interest income on a linked-quarter basis was driven by lower OREO costs of $6.5 million, compared with $18.2 million in the second quarter of 2009. The year-over-year decrease in non-interest income reflects higher OREO costs of $6.5 million, compared with net gains of $0.1 million in the third quarter of 2008. The increase in OREO costs during the last two quarters reflects Sterling's efforts to resolve problem accounts through foreclosure and liquidation. Excluding OREO costs, third-quarter non-interest income rose 20% over the comparable period last year primarily due to mortgage banking operations income and fees and service charges income.

For the quarter ended September 30, 2009, fees and service charges income contributed $15.1 million to non-interest income, an increase of 1% from $14.9 million in the second quarter of 2009, but was down 2% from $15.3 million in the third quarter of 2008. Income from certain fees and service charges is influenced by the number of transaction accounts. On an annualized basis, transaction accounts are up nearly 6%.

Mortgage banking operations income in the third quarter of 2009 rose 47% to $9.5 million from $6.4 million in the third quarter of 2008. For the third quarter of 2009, total residential mortgage originations were $705.7 million, with residential loan sales of $734.1 million, compared with originations of $336.4 million and loan sales of $288.2 million in the third quarter of 2008. Relative to the second quarter of 2009, mortgage banking operations income fell from $13.7 million. "Although the level of re-financing of mortgages has slowed following an unprecedented period of low interest rates, the level of mortgage closings for new purchases continues to recover. Production of new mortgage closings rose 11% over the previous quarter and new mortgage closings were 58% of total production," commented Mr. Seibly.

Sterling's non-interest income was $66.6 million for the nine months ended September 30, 2009, compared with $69.7 million for the nine months ended September 30, 2008. The results reflect higher income from mortgage banking operations as well as net gains on the sale of securities, offset by higher OREO costs.

Non-Interest Expenses

Including the charge for goodwill impairment, non-interest expenses for the third quarter of 2009 were $311.5 million. Excluding the charge for goodwill impairment, non-interest expenses rose 17% to $83.9 million in the third quarter of 2009 from $71.5 million in the third quarter of 2008 primarily due to higher Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums.

The increases in non-interest expenses also reflect expenses related to enhanced credit resolution efforts as well as costs associated with the growth of Sterling's mortgage banking operations. Sterling’s ratio of non-interest expenses to average assets, excluding the charge for goodwill impairment, was 2.74% during the quarter.

"We continue to manage our overhead expenses relative to our asset base by improving our cost structure and increasing operating efficiency," Mr. Seibly said.

For the nine-month period ended September 30, 2009, non-interest expenses were $473.9 million, or $246.4 million before the charge for goodwill impairment, compared with $216.1 million for the nine-month period ended September 30, 2008. The FDIC insurance premiums of $22.5 million for the period contributed the majority of the increase in non-interest expenses.

Lending Activity

During the third quarter of 2009, Sterling originated total net loans of $889.5 million, a 17% increase over the third quarter of 2008. Residential real estate mortgage originations represented $705.7 million of total originations in the third quarter and consumer loan originations comprised $75.2 million.

"Our loan originations reflect our commitment to increase credit availability to homebuyers, consumers and small businesses during a difficult credit cycle, especially to support those customers who have built relationships with Sterling," said Mr. Seibly.

Credit Quality

During the quarter, Sterling experienced moderating credit quality trends with both linked-quarter growth in classified and non-performing assets slowing to single digits. Classified assets (which include performing substandard loans, non-performing loans and OREO) increased less than 3% to $1.25 billion at the end of the third quarter of 2009 from $1.22 billion at the end of the second quarter of 2009. Classified assets are concentrated in the construction portfolio, which make up 68% of all classified assets. Non-performing assets increased 5% to $828.9 million at September 30, 2009, compared with $787.5 million at June 30, 2009.

"Non-performing residential construction assets decreased for the first time since the start of this cycle and shrank by more than 5% over the previous quarter," observed Mr. Seibly. “Our success at decreasing both classified and non-performing residential construction assets reflects the cumulative efforts of our construction credit team, which has been in place since early 2008 to manage and resolve stressed assets."

As a percentage of total non-performing loans, Sterling’s residential construction loans concentration is steadily declining. At September 30, 2009, residential construction assets comprised 53% of total non-performing assets, down from 59% in the second quarter of 2009, and 73% in the third quarter of 2008.

The process of resolving problem assets involves restructuring loans, obtaining additional collateral, repossessing problem assets, evaluating loans in relation to fair market value and disposing of OREO assets.

In an effort to support that process, earlier this year Sterling introduced a homebuyer loan program to assist builders and developers in the sale of their Sterling-financed inventory.

"The special homebuyer program has generated approximately $200 million in home sales to date, and $84 million in the third quarter of 2009. These special homebuyer programs allow the bank to convert construction loans into performing (mostly conforming) residential mortgage loans. The programs are directly responsible for reducing the construction portfolio by approximately $160 million, year to date, of which approximately $158 million was sold in the secondary market, and $2 million remains in the residential mortgage portfolio," said Mr. Seibly.

During the quarter, Sterling experienced linked-quarter growth in its non-performing assets related to commercial construction, commercial real estate and commercial banking. The $27.0 million increase in commercial construction is primarily related to two significant projects. The $17.3 million rise in commercial real estate reflects slower lease-up rates experienced by a handful of borrowers in our northern California market. The $14.3 million increase in commercial banking was attributable to two large borrowers in Washington State.

"Sterling recognizes the need to prevent performing loans from becoming stressed, to accelerate the time to resolve problem assets and to improve its processes to ensure ongoing credit quality. To proactively address emerging problems in our commercial portfolios, we have mobilized a team of our most experienced bankers to prevent credit deterioration and resolve deficiencies before the loans become classified by working with our borrowers to improve loan-to-value and debt service coverage ratios," Mr. Seibly continued.

Recognizing unmet needs in the credit markets, Sterling introduced a condo and jumbo loan program to help homebuyers of Sterling-financed properties during the quarter. To enhance and supplement the marketing efforts of our borrowers, Sterling also launched a property-showcase website listing properties financed by both of its operating subsidiaries. Sterling-Golf Available Properties can be accessed at www.sterling-golf-availableproperties.com.

The accompanying table shows an analysis of Sterling's non-performing assets by loan category and geographic region for the quarters ended September 30, and June 30, 2009 and September 30, 2008.

NON-PERFORMING ASSET ANALYSIS
($ in thousands)
	9/30/2009		6/30/2009		9/30/2008
	Amt	% of Gross	Amt	% of Gross	Amt	% of Gross

Construction - residential (by location)
Puget Sound	$134,730	16%	$129,248	16%	$38,128	9%
Portland, OR	124,849	15%	121,037	15%	92,599	21%
S. California	37,777	5%	42,960	5%	32,322	7%
Bend, OR	22,926	3%	29,474	4%	22,793	5%
Boise, ID	23,550	3%	27,270	3%	41,046	9%
Vancouver, WA	15,504	2%	20,447	3%	19,704	5%
Utah	5,244	1%	20,230	3%	38,143	9%
Other	77,073	9%	76,584	10%	32,047	7%
Total construction - residential	441,653	54%	467,250	59%	316,782	72%
Construction - commercial	127,306	15%	100,347	13%	17,715	4%
Commercial banking	100,370	12%	86,117	11%	45,163	10%
Residential real estate	68,045	8%	61,761	8%	35,358	8%
Commercial real estate	44,225	5%	26,947	3%	8,636	2%
Construction - multi-family	27,414	3%	27,373	3%	3,894	1%
Multi-family real estate	13,474	2%	10,898	2%	4,133	1%
Consumer	6,403	1%	6,761	1%	5,028	2%
Total gross NPAs (a)	$828,890	100%	$787,454	100%	$436,709	100%
Specific reserves	(9,898)		(24,554)		(37,554)
Total net NPAs (a)	$818,992		$762,900		$399,155

(a) Net of confirmed loss amounts of $386.2 million for 9/30/2009, $282.1 million for 6/30/2009, and $67.7 million for 9/30/2008.

At September 30, 2009, the allowance for credit losses totaled $287.3 million, or 3.48% of total loans, compared with $235.1 million, or 2.71% of total loans at June 30, 2009, and $183.7 million, or 1.99% of total loans at September 30, 2008.

Shareholders' Equity

At September 30, 2009, Sterling's tangible book value per share was $6.66, down from $10.53 at the end of the second quarter of 2009, and down from $13.45 at the end of the third quarter of 2008. The decrease in tangible book value during the third quarter of 2009 was primarily due to the provision for credit losses, and the $143.0 million valuation allowance against its deferred tax asset. The establishment of the deferred tax asset valuation allowance decreased tangible book value by $2.73 per share. Sterling's ratio of tangible shareholders' equity to tangible assets was 5.42% at the end of the third quarter of 2009, compared with 6.95% at the end of the second quarter of 2009, and 5.77% at the end of the third quarter of 2008.

Executive Appointments

On October 14, 2009, Sterling announced the appointment of Sterling Financial Corporation director William L. Eisenhart as non-executive chairman of its board of directors. It also announced the promotion of J. Gregory "Greg" Seibly to acting president and chief executive officer of Sterling Financial Corporation, the promotion of Ezra A. Eckhardt to acting chief operating officer of Sterling Financial Corporation and the promotion of Donn C. Costa to acting president of Golf Savings Bank.

Third-Quarter 2009 Earnings Conference Call

Sterling will host a conference call for investors the morning of October 23, 2009, at 8:00 a.m. PDT to discuss the company's financial results. A live audio webcast of the conference call can be accessed at the company's website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the audio webcast icon. Additionally, investors may listen to the live conference call by telephone. To participate in the conference call, domestic callers should dial 517-308-9194 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password "STERLING" to enter the call. A webcast replay of the conference call will be available on the company's website approximately one hour following the completion of the call. The webcast replay will be offered through December 15, 2009.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of September 30, 2009, Sterling Financial Corporation had assets of $11.87 billion and operated 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling's website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements, which are not historical facts and pertain to Sterling's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:
Investor Contacts:
Sterling Financial Corporation
EVP/Chief Financial Officer
Daniel G. Byrne, 509-458-3711
or
VP/Investor Relations Director
Deborah L. Wardwell, CFA, 509-354-8165
or
Media Contact:
Sterling Savings Bank
VP/Communications Manager
Cara Coon, 509-626-5348